INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement made as of the 26th of March, 2019, by and between Homestead Funds Trust, a Massachusetts business trust (the "Trust"), on behalf of and with respect to its series specified in Schedule A hereto (each series, individually, a "Fund" and, collectively, the "Funds"), and RE Advisers Corporation, a Virginia corporation (the "Investment Manager").

WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Company is a series type investment company, each series with its own investment program, policies, and investment objectives, and restrictions; and

WHEREAS, the Investment Manager is engaged principally in the business of rendering investment management services and is registered as an investment manager under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust desires to retain the Investment Manager to furnish investment advisory services and administrative services to the Funds;

NOW THEREFORE, the parties hereto agree as follows:

1.Duties and Responsibilities of the Investment Manager.

1.1Investment Advisory Services.

1.1.1The Investment Manager shall act as the investment manager to each Fund and shall, subject to the supervision of the Trust's Board of Trustees, provide the following investment advisory services: (i) supervise and monitor the investment or other activities of any sub-adviser and/or sub-administrator approved for a Fund by the Board of Trustees of the Trust; (ii) formulate and implement a continuing program for the management of the assets and resources of each Fund in a manner consistent with the Fund's investment objective(s), investment program, policies and restrictions, that may be amended and updated, from time to time, to reflect changes in financial and economic conditions; (iii) make all determinations with respect to the investment of each Fund's assets in accordance with applicable law and the Fund's investment objective(s), investment program, policies, and restrictions as provided in the Trust's

Prospectus and Statement of Additional Information, as amended from time to time, provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, and such other limitations as the Board of Trustees of the Trust may impose by notice in writing to the Investment Manager; (iv) make all determinations as to the purchase and sale of the portfolio securities, including advising the Board of Trustees as to certain matters involving each

Fund's portfolio securities that are not in the nature of investment decisions; (v) obtain and evaluate such business and financial information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in discharging its responsibilities under this Agreement; (vi) furnish the Board of Trustees with periodic reports concerning the Investment Manager's economic outlook and investment strategy, as well as information concerning each Fund's portfolio activity and investment performance;

(vii)determine the creditworthiness of the issuers, obligors, or guarantors of money market and debt securities utilized by each Fund; and (viii) evaluate the creditworthiness of any entities with which each Fund proposes to engage in repurchase transactions. In furtherance of this duty, the Investment Manager, as agent and attorney-in-fact with respect to each Fund, is authorized, in its discretion and without prior consultation with the Fund and the Board of Trustees of the Trust to buy, sell, exchange, convert for the Fund's use, and otherwise trade in any money market instruments' bonds, and other securities or assets, and to select the broker-dealers, underwriters or issuers to be used and to place orders and negotiate commissions (if any) for the execution of transactions in securities with or through such broker-dealers, underwriters, or issuers.

1.1.2The Investment Manager may itself, or may cause a Fund to, commence, join in, consent to or oppose the reorganization, recapitalization, consolidation, sale, merger, foreclosure, liquidation or readjustment of the finances of any person or the securities or other property thereof, and to deposit any securities or other property with any protective, reorganization or similar committee. Without limiting the generality of the foregoing, the Investment Manager may represent a Fund on a creditors' (or similar) committee.

1.1.3The Investment Manager shall have sole authority to exercise whatever powers a Fund may possess with respect to any of the assets of the Fund, including, but not limited to, the right to vote proxies, the power to exercise rights, options, warrants, conversion privileges and redemption privileges, and to tender securities pursuant to a tender offer.

1.2Administrative Services. In addition to investment advisory services set forth above in 1.1, the Investment Manager shall oversee the administration of all aspects of the Trust's business and affairs with respect to each Fund and shall provide or cause to be provided certain services required for effective administration of the Trust with respect to each Fund, in connection therewith, the Investment Manager shall:

1.2.1Office and Other Facilities. Furnish, without cost to the Trust, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are adequate for the

Trust's needs.

1.2.2Personnel. Provide, without additional remuneration from or other cost to the Trust, the services of individuals competent to perform all of the Trust's executive, administrative, compliance, and clerical functions that are not covered by 2.2.9 below or performed by or through employees or other persons or agents engaged by the Trust (including, e.g., the custodian, accounting services agent, transfer agent, dividend disbursing agent and shareholder servicing agent).

1.2.3Agents. Assist the Trust in selecting, coordinating the activities of, supervising, and acting as liaison with any other persons and agents engaged by the Trust, including the Trust's sub-advisers, custodian, accounting services agent, transfer agent, dividend disbursing agent, shareholder servicing agent, independent accountants, and outside legal counsel. The Investment

Manager shall also monitor the functions of such persons and agents, including, in particular, the accounting services agent in its evaluation of each Fund's portfolio securities.

1.2.4Directors and Officers. Authorize and permit the Investment Manager's directors, officers and employees who may be elected or appointed as trustees or officers of the Trust to serve in such capacities, without remuneration from or additional cost to the Trust.

1.2.5Books and Records. Ensure that all financial, accounting, corporate, and other records required to be maintained and preserved by the Trust or on its behalf will be maintained and preserved by the Trust or on its behalf will be maintained in accordance with applicable laws and regulations and that the Trust's corporate existence will be maintained.

1.2.6Reports to the Trust. Furnish to or place at the disposal of the Trust such information, reports, evaluations, analyses, and opinions relating to its administrative functions as the Trust may, at any time or from time to time, reasonably request or as the Investment Manager may deem helpful to the Trust.

1.2.7Reports and Filings. Assist in the development and preparation of all reports and communications by the Trust to the Funds' shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Trust's shares under federal and state law.

2.Allocation of Expenses

2.1Expenses Paid by Investment Manager.

2.1.1Salaries and Fees of Directors and Officers. As between the Funds and the Investment Manager, the Investment Manager shall pay all salaries, expenses and fees, if any of the directors, officers or employees of the Investment Manager who are trustees, officers or employees of the Trust. The Investment Manager has obtained such personnel through an agreement with National Rural Electric Cooperative Association, which has primary responsibility for the salaries, expenses and fees of persons provided to serve as directors, officers and employees of the Investment Manager.

2.1.2Waiver or Assumption and Reimbursement of the Trust's Expenses by Investment Manager. The waiver or assumption and reimbursement by the Investment Manager of any expense of the Trust that the Investment Manager is not required by this Agreement to waive, or assume and reimburse, shall not obligate the Investment Manager to waive, or assume or reimburse, the same or any similar expense of the Trust on any subsequent occasion, unless so required pursuant to a separate agreement between the Trust and the Investment Manager.

2.1.3Organizational Expenses. The Investment Manager shall pay or assume all organizational expenses of the Trust.

2.2Expenses paid by the Trust. The Trust, with respect to each Fund, shall bear all expenses of its operations and business not specifically waived, assumed or agreed to be paid by the Investment Manager as provided in this Agreement or any other agreement between the Trust and the Investment Manager. In particular, the expenses hereby allocated to the Trust, with respect to each Fund, include, but are not limited to:

2.2.1Custody and Accounting Services. All fees and expenses of depositories, custodians, accounting service agents, and other agents for the transfer, receipt, safekeeping, servicing of and accounting for each Fund's cash, securities, and other property, including, among other things, fees and expenses for the calculation of standardized effective and compound yield quotations for each Fund, maintenance of ledgers, position and income reports, and settlement of fund purchases and sales.

2.2.2Transfer Agency, Shareholder Servicing, and Dividend Disbursement. All costs of establishing, maintaining, and servicing accounts of shareholders of the Funds, including each

Fund's proportionate share of all fees and expenses of the Trust's transfer agent, shareholder services agent, dividend disbursing agent and any other agents engaged by the Trust to service such Fund accounts. In addition, the Trust shall reimburse the Investment Manager and charge to each Fund the Fund's proportionate share of all expenses incurred by the Investment Manager in responding to telephonic and written inquiries from, and in mailing information to Fund shareholders and others who may request information on behalf of Fund shareholders, regarding matters such as shareholder account or transaction status, net asset value of Fund shares, Fund performance, and general information about the Fund.

2.2.3Shareholder Reports. All costs of preparing, setting in type, printing, and distributing reports and other communications to shareholders of the Funds.

2.2.4Prospectuses. All costs of preparing, setting in type, printing and mailing to shareholders of the Funds annual or more frequent revisions of the Trust's Prospectus and Statement of Additional Information and any supplements thereto.

2.2.5Shareholder Meetings. All costs incidental to holding meetings of shareholders of the Funds, including the printing of notices and proxy materials, and proxy solicitations therefore.

2.2.6Pricing and Portfolio Valuation. All costs of daily valuation of the individual portfolio securities of each Fund and daily computation of the net asset value per share of each Fund, including (i) a proportionate share of the cost of any equipment obtained by the Trust, the Investment Manager or agents of the Trust or a proportionate share of the cost of any equipment currently owned by the Investment Manager that will be used to price the Fund's shares or value the Fund's assets, or (ii) the cost of the services of any agents engaged by the Trust for the purpose of pricing Fund shares or valuing the assets of the Fund.

2.2.7Communications. All charges for equipment or services used for communications between the Investment Manager or the Trust and the sub-advisers, custodian, accounting services agent, transfer agent, shareholder servicing agent, dividend disbursing agent, or any other agent engaged by the Trust to provide services to the Fund.

2.2.8Legal and Accounting Fees. Each Fund's proportionate share of all charges for services and expenses of the Trust's outside legal counsel and independent accountants.

2.2.9Trustees' Fees and Expenses. Each Fund's proportionate share of all compensation of trustees (other than those trustees affiliated with the Investment Manager), all expenses incurred in connection with their services as trustees, and all expenses of meetings of the Board of Trustees and committees of the Board of Trustees.

2.2.10Federal Registration Fees. Each Fund's proportionate share of all fees and expenses of maintaining the registration of the Trust under the 1940 Act and maintaining the registration of the Fund's shares or registering additional shares of the Fund under the Securities Act of

1933, as amended (the "1933 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any post-effective amendments or supplements to the Registration Statement, Prospectus, and Statement of Additional Information for the Trust under the 1933 Act or the 1940 Act that may be prepared from time to time.

2.2.11State Registration Fees. Each Fund's proportionate share of all fees and expenses of maintaining the registration and qualification of the Trust and of the Fund's shares for sale under the securities laws of various states and jurisdictions and registering and qualifying additional shares of the Fund, and of maintaining the registration and qualification of the Trust under all other laws applicable to the Trust or its business activities.

2.2.12Issue, Redemption, and Transfer of the Fund's Shares. All expenses incurred in connection with the issue, redemption, and transfer of the Funds' shares, including the expenses of confirming all share transactions and of transmitting share certificates for the Fund.

2.2.13Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Board of Trustees of the Trust, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to each Fund in a manner approved by its Board of Trustees.

2.2.14Brokerage Commissions. All brokers' commissions, if any, and other charges incident to the purchase or sale of the Funds' portfolio securities.

2.2.15Taxes. Each Fund's proportionate share of all taxes or governmental fees payable to federal, state or other governmental agencies, domestic or foreign, including issue, stamp, or transfer taxes.

2.2.16Trade Association Fees. Each Fund's proportionate share of all fees, dues and other expenses incurred in connection with the Trust's trade association or other membership in any organization.

2.2.17Nonrecurring and Extraordinary Expenses. Each Fund's proportionate share of such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, trustees, employees, and agents.

2.2.18.Except as otherwise specified herein as an expense of the Investment Manager, any expenses allocated or allocable to a specific class of shares, including without limitation distribution and/or service fees paid pursuant to a Rule 12b-1 or similar plan adopted by the Board of Trustees of the Trust for a particular share class.

3.Management Fee.

3.1Compensation. The Trust, with respect to the Funds, shall pay the Investment Manager as compensation for all services rendered, facilities provided and expenses waived or assumed and reimbursed by the Investment Manager, investment management fees computed as follows, based on the value of the average daily net assets of the Fund:

3.1.1Rate. The fees with respect to each Fund shall be at the annualized rate specified on Schedule B hereto.

3.1.2Method of Computation. The fee shall accrue each calendar day and the sum of the daily fee accruals for each Fund shall be paid monthly to the Investment Manager in arrears within 30 days after the last business day of the relevant month. The daily fee accruals shall be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rates for each Fund, described in subparagraph 3.1.1, above, and multiplying the product by the net assets of the Fund as determined in accordance with the Fund's Prospectus as of the close of business on the previous business day on which the Trust was open for business.

3.1.3Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

4.Brokerage.

4.1Subject to seeking best execution, and subject to any policies or procedures as then approved by the Trust's Board of Trustees, the Investment Manager, in carrying out its duties under Paragraph 1.1, may cause a Fund to pay a broker-dealer that furnishes brokerage and research services (as such services are defined under Section 28(e) of the Securities Exchange

Act of 1934, as amended (the "1934 Act")) a higher commission than that which might be charged by another broker-dealer that does not furnish brokerage and research services or which furnished brokerage and research services deemed to be of lesser value, if the Investment Manager determines in good faith that the amount of such commission is reasonable in relation to the value of the brokerage and research services provided by the broker-clearer viewed in terms of either that particular transaction or the overall responsibilities of the Investment Manager with respect to the other accounts, if any, as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act).

4.2On occasions when the Investment Manager deems the purchase or sale of a security to be in the best interest of a Fund as well as other of its clients, the Investment Manager, to the extent permitted by applicable law, may, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to seek to obtain the best execution of the order or lower brokerage commissions or other transaction costs, if any. The Investment Manager may also on occasion purchase or sell a particular security or other investment for one or more clients in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

5.Investment Manager's Use of the Service of Others.

5.1The Investment Manager may at its own cost (except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Investment Manager, the Trust, or a Fund with (i) such statistical and other factual information; (ii) such advice regarding economic factors and trends; (ii) such advice as to occasional transactions in specific securities; or (iv) such other information, advice or assistance as the Investment Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Trust or a Fund, or in the discharge or the Investment Manager's overall responsibilities with respect to the other accounts for which it serves as an investment manager.

5.2.Subject to prior approval of a majority of the Trustees, including a majority of the

Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust or the Investment Manager (the "Independent Trustees"), and, to the extent required by the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission

(the "SEC") or its staff, by the shareholders of the relevant Fund, the Investment Manager may, from time to time, delegate to a sub-adviser or sub-administrator any of the Investment

Manager's duties and powers under this Agreement with respect to any Fund or all of the Funds, including the management of all or a portion of the assets being managed; provided, however, that if the Investment Manager delegates to a sub-adviser or sub-administrator that is an affiliated person or related party of the Investment Manager, the Investment Manager shall be responsible and liable, including for purposes of Section 9 of this Agreement, for any actions or omissions of such delegate as if such delegate's actions or omissions were the Investment Manager's own actions or omissions. In any delegation pursuant to this Section 5.2 unless the Trust agrees otherwise with respect to any Fund or Funds, neither the Trust nor any Fund shall bear the separate costs of employing such a sub-adviser or sub-administrator.

6.Ownership of Records. All records required to be maintained and preserved by the Trust, with respect to the Funds, pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Investment Manager on behalf of the Trust, with respect to the Fund, are the property of the Trust and shall be surrendered by the Investment Manager promptly on request by the Trust.

7.Reports to Investment Manager. The Trust shall furnish or otherwise make available to the Investment Manager such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Trust respect to the Funds, as the Investment Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.Services to Other Clients. Nothing herein contained shall limit the freedom of the Investment Manager or any affiliated person of the Investment Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment counselor to other persons, firms or corporations, or to engage in other business activities; however, so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect or until the Investment Manager shall otherwise consent, the Investment Manager shall be the only investment manager to the Trust.

9.Limitation of Liability of Investment Manager. Neither the Investment Manager nor any of its officers, directors, or employees, nor any persons performing executive, administrative, trading, or other functions for the Trust, with respect to the Fund or the Investment Manager (at the direction or request of the Investment Manager) in connection with the Investment Manager's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, with respect to the Fund, in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or their duties on behalf of the Trust or from reckless disregard by the Investment Manager or any such persons of the duties of the Investment Manager under this Agreement.

10.Term of Agreement. This Agreement shall take effect with respect to a Fund as of the close of business on the date indicated above (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto), and shall remain in effect, unless sooner terminated as provided herein, for two years from such date (or, with respect to any additional fund, for two years from the date of the supplement), and shall continue thereafter on an annual basis with respect to the Fund provided that such continuance is specifically approved at least annually by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund in accordance with the requirements of the 1940 Act, and in either event by the vote of a majority of the Board of Trustees of the Trust who are not

"interested persons" (as defined in the 1940 Act and rules thereunder) of any such party, cast at a meeting called for the purpose of voting on such approval.

The Investment Manager shall furnish to the Trust, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

11.Amendment and Assignment of Agreement. This Agreement may not be materially amended with respect to a Fund without a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Schedule A may be amended from time to time to add new funds or share classes without a vote of the shareholders of any Fund or share class.

This Agreement shall automatically terminate in the event of its assignment.

12.Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days prior notice in writing to the other party; provided, that in the case of termination by the Trust such action shall have been authorized by resolution of a majority of the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund.

13.Miscellaneous.

13.1Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

13.2Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

13.3Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities", "interested person", "assignment", and "affiliated person" shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13.4No Third-Party Beneficiary. No person other than the parties hereto shall be entitled to any right or benefit under, arising out of, or relating to this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Fund in question (including, without limitation, any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Investment Manager, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager (including, without limitation, any fiduciary duty) to any person other than the Funds, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

13.5Trust Obligation. A copy of the Agreement and Declaration of Trust of the Trust, as amended, is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

Attest

/s/ John M. Delaney	By:
John M Delaney	Name:
Secretary	Title:

Attest

/s/ John M. Delaney	By:
John M. Delaney	Name:
Secretary	Title:

Homestead Funds Trust

On behalf of the Intermediate Bond Fund

/s/ Danielle Sieverling

Danielle Sieverling

Chief Compliance Officer

RE Advisers Corporation

/s/ Mark D. Santero

Mark D. Santero

President and Chief Executive Officer

Schedule A

Funds

Intermediate Bond Fund

Schedule B

Annual Fee Rate

Intermediate Bond Fund0.60% of average daily net assets up to $500 million; 0.50% of average daily net assets up to the next $500 million; and

0.45% of average net assets in excess of $1 billion.